Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 relating to the Dividend Reinvestment and Direct Stock Purchase Plan of Nordic American Tanker Shipping Limited of our report dated May 18, 2005, relating to the financial statements of Nordic American Tanker Shipping Limited, appearing in the Annual Report on Form 20-F of Nordic American Tanker Shipping Limited for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Statsautoriserte Revisorer AS
Deloitte Statsautoriserte Revisorer AS
Oslo, Norway, September 26, 2005